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                                                                    Exhibit 1(b)

                                PRICING AGREEMENT

                                                               July 9, 2002

Lehman Brothers Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
As Representatives of the several
Underwriters named in Schedule I hereto

c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, NY  10019

Dear Sirs:

         WAL-MART STORES, INC., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated July 26, 2001, (the "Underwriting Agreement"), between the Company, on the one hand, and you, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities").

         Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided that for purposes of this Pricing Agreement, Section 9(i) of the Underwriting Agreement, as incorporated by reference herein, shall be amended as set forth in paragraph (D) under the caption "Other Matters" in
Schedule II hereto; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.
         A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, as amended as described above, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agree, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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         If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, as amended as described above, shall constitute a binding agreement between each of the Underwriters and the Company and the Finance Subsidiaries (as defined below).

                                Very truly yours,

                                WAL-MART STORES, INC.


                                By: /s/ Joseph J. Fitzsimmons
                                    --------------------------------------------
                                    Name:  Joseph J. Fitzsimmons
                                    Title:  Senior Vice President of Finance and
                                Treasurer

Acknowledged and agreed as
of the date hereof:

WAL-MART CAYMAN (EURO) FINANCE CO.


By: /s/ Rick W. Brazile
    ---------------------------------------
    Name:  Rick W. Brazile
    Title:  Vice President of Planning & Analysis

WAL-MART CAYMAN (CANADIAN) FINANCE CO.                Approved as to legal terms
                                                        only:

                                                      by /s/ Anthony D. George
                                                         -----------------------
By: /s/ Rick W. Brazile                                  Wal-Mart Legal Team
    ---------------------------------------           Date: 7-9-02
    Name:  Rick W. Brazile                                 ---------------------
    Title:  Vice President of Planning & Analysis

WAL-MART CAYMAN (STERLING) FINANCE CO.


By: /s/ Rick W. Brazile
    ---------------------------------------
    Name:  Rick W. Brazile
    Title:  Vice President of Planning & Analysis

                                       2

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Accepted as of the date hereof:

LEHMAN BROTHERS INC.


By: /s/ Allen B. Cutler
   ---------------------------------------------------
   Name:  Allen B. Cutler
   Title:  Managing Director

/s/ Goldman, Sachs & Co.
------------------------------------------------------
(Goldman, Sachs & Co.)


J.P. MORGAN SECURITIES INC.


By: /s/ Rod Aronson
   ---------------------------------------------------
   Name:  Rod Aronson
   Title:  Vice President

For themselves and as Representatives of the several
Underwriters named in Schedule 1 hereto

                                       3

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                                                                      SCHEDULE I

Underwriter                                                  Principal Amount of
-----------                                                      Notes to be
                                                                  Purchased
                                                                  ---------
Lehman Brothers Inc ......................................     $  200,000,000
Goldman, Sachs & Co ......................................     $  200,000,000
J.P. Morgan Securities Inc. ..............................     $  200,000,000
Banc One Capital Markets, Inc. ...........................     $   90,000,000
Wachovia Securities, Inc. ................................     $   90,000,000
Deutsche Bank Securities, Inc. ...........................     $   80,000,000
Morgan Stanley & Co. Incorporated ........................     $   40,000,000
Credit Suisse First Boston Corporation ...................     $   40,000,000
Salomon Smith Barney Inc. ................................     $   40,000,000
The Williams Capital Group, L.P. .........................     $   10,000,000
Guzman & Company .........................................     $   10,000,000
                                                               --------------
                       TOTAL .............................     $1,000,000,000
                                                               ==============

                                   Schedule I

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                                                                     SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

     4.375% Notes Due 2007 (the "Notes").

AGGREGATE PRINCIPAL AMOUNT:

     $1,000,000,000.

PRICE TO PUBLIC:

     99.658% of the principal amount of the Notes, plus accrued interest, if any, from July 12, 2002.

PURCHASE PRICE TO UNDERWRITERS, SELLING CONCESSIONS AND REALLOWANCE CONCESSIONS:

     The purchase price to the Underwriters shall be 99.308% of the principal amount of the Notes, plus accrued interest, if any, from July 12, 2002; and the selling concession shall be 0.200% and the reallowance concession shall be 0.125%, in each case of the principal amount of the Notes.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

     Immediately available funds by wire.

INDENTURE:

     Indenture dated as of July 5, 2001, among the Company, Wal-Mart Cayman
     (Euro) Finance Co., Wal-Mart Cayman (Canadian) Finance Co., Wal-Mart Cayman (Sterling) Finance Co. (the "Finance Subsidiaries"), as Issuers, Wal-Mart Stores, Inc., as Guarantor, and Bank One Trust Company, NA, as Trustee.

MATURITY:

     July 12, 2007.

INTEREST RATE:

     4.375% from and including July 12, 2002. Accrued and unpaid interest shall be payable semi-annually in arrears and shall be calculated on the basis of a 360-day year of twelve 30-day months.

     In addition, the Company shall pay Additional Amounts to holders of the Notes as, and to the extent set forth under the caption "Description of the Notes--Payment of

                              Schedule II - Page 1

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     Additional Amounts" in the Prospectus Supplement dated the date hereof relating to the Notes.

INTEREST PAYMENT DATES:

     January 12 and July 12 of each year, commencing on January 12, 2003.

INTEREST PAYMENT RECORD DATES:

     January 1 and July 1 of each year, commencing on January 1, 2003.

REDEMPTION PROVISIONS:

     No mandatory redemption provisions.

     The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption "Description of the Notes--Redemption upon a Tax Event" in the Prospectus Supplement dated the date hereof relating to the Notes.

SINKING FUND PROVISIONS:

     None.

OTHER PROVISIONS:

     As set forth in the Prospectus Supplement dated July 9, 2002 (the "Prospectus Supplement") to the Prospectus dated July 25, 2001 (the "Prospectus").

TIME OF DELIVERY:

     9:30 a.m. (New York City time) on July 12, 2002.

CLOSING LOCATION:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

     Lehman Brothers Inc.    Goldman, Sachs & Co.    J.P. Morgan Securities Inc.
     745 Seventh Avenue      85 Broad Street         270 Park Avenue
     New York, NY 10019      New York, NY 10004      New York, New York  10017

                              Schedule II - Page 2

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ADDRESSES FOR NOTICES:

     Lehman Brothers Inc.        Goldman, Sachs & Co.      J.P. Morgan Securities Inc.
     745 Seventh Avenue          85 Broad Street           270 Park Avenue
     New York, NY 10019          New York, NY 10004        New York, NY 10017
     Attention: Debt Capital     Attention: Registration   Attention: Debt Syndicate
              Markets                       Department                Desk
              Consumer                Fax:(212)902-9020          Fax: (212)8346081
              Retail Group
         Fax: (646)758-5932


OTHER MATTERS:

     (A) Each of the underwriters has represented and agreed that (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
     (B) Each Underwriter hereby acknowledges and agrees that the Notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.
     (C) Each Underwriter has represented and agreed that it has not offered or sold and will not offer or sell the notes, nor will it circulate or distribute this Prospectus Supplement and the Prospectus or any other offering document or material in connection with the offer of the notes, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act,
          (ii) to a sophisticated investor, and in accordance

                              Schedule II - Page 3

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          with the conditions, specified in Section 106D of the Singapore
          Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

     (D) Section 9(i) of the Underwriting Agreement is amended and restated to read as follows: "On or after the date of the Pricing Agreement relating to the Designated Securities there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company's securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iv) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Designated Securities on the terms and in the manner contemplated in the prospectus as amended or supplemented."
     (E) The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

               (1) the names of the Underwriters on the front cover page of the Prospectus Supplement;

               (2) the fourth paragraph of text under the caption "Table of Contents" in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

               (3) the first sentence of the second paragraph of text under the caption "Underwriting" in the Prospectus Supplement concerning certain terms of the offering by the Underwriters; and

               (4) the third paragraph of text under the caption "Underwriting" in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

     (F) With respect to matters of New York law, Hughes & Luce, L.L.P. may rely on a written opinion of Fulbright & Jaworski L.L.P., a true and correct copy of which is to be delivered to the Designated Underwriters at the Time of Delivery.
     (G) Notwithstanding Section 7(e) of the Underwriting Agreement, Ernst & Young LLP shall deliver a single letter in accordance with such
          Section 7(e)

                              Schedule II - Page 4

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          at the Time of Delivery (and not the date hereof), which shall be in form and substance satisfactory to the Representatives.

                              Schedule II - Page 5